Exhibit 99.1

Vivani Medical Reports First Quarter 2026 Financial Results and Provides Business Update

Initiation of SLIM-1™ clinical trial, a Phase 1 study of NPM-139, a semaglutide implant under development for chronic weight management, on track for mid-year 2026

$28 million in cash, cash equivalents, restricted cash and capital commitments expected to fund current operating plan through the first half of 2027

ALAMEDA, Calif., May 13, 2026 (GLOBE NEWSWIRE) – Vivani Medical, Inc. (Nasdaq: VANI) (“Vivani” or the “Company”), a clinical-stage biopharmaceutical company developing miniature, ultra long-acting subdermal drug implants utilizing its proprietary NanoPortal™ technology, today reported financial results for the first quarter ended March 31, 2026, and provided a business update.

Vivani Chief Executive Officer Adam Mendelsohn, Ph.D., stated, “I’m very pleased with the progress our team made in the first quarter. We are on track to initiate the first study in our SLIM™ Clinical Program (Semaglutide ultra Long-acting IMplant in obesity). Our Phase 1 study of NPM-139, also known as SLIM-1, will be conducted in Australia and is anticipated to start mid-year 2026. Based on our prior experience with the execution of our first-in-human LIBERATE-1 clinical trial in 2025, we anticipate top-line SLIM-1 results by the end of this year. In parallel, we continue to make good progress on our next generation NPM-139 implant configuration, which is designed to accommodate larger doses of semaglutide in-line with Wegovy® dosing. Pending positive SLIM-1 clinical results, a pre-IND meeting with the U.S. FDA and filing of an Investigational New Drug Application, we aim to launch our Phase 2 study in the SLIM program in 2027. Our strong financial position, with a cash runway through the first half of 2027, underscores our ability to deliver on these milestones and drive meaningful progress in addressing critical healthcare needs."

Dr. Mendelsohn continued: “As the obesity treatment landscape continues to evolve, challenges associated with medication adherence have emerged as a clear and undeniable barrier to the full realization of health outcomes otherwise possible with GLP-1 therapies. These challenges affect patients on injectable and oral GLP-1 options alike. With the potential to provide steady and continuous GLP-1 delivery over periods of 6 months, 12 months, or more, our NanoPortal™ technology is uniquely designed to solve for these challenges while still allowing for patients to stop exposure to the drug on a timeline similar to the current weekly injectables. We’re confident that its distinct advantages will become increasingly apparent as adherence-related data for the GLP-1 class continues to accumulate, and as adherence-related costs for patients, payors, and health systems continue to mount.”

Recent Business Highlights

The Company plans to continue exploring opportunities for Vivani’s stockholders to potentially realize value in its neuromodulation assets. Cortigent Inc. (“Cortigent”), a wholly owned subsidiary of the Company, filed its most recent amendment to its registration statement on Form S-1 on May 13, 2026.

Including multiple share purchase agreements and registered direct offerings entered into in the last 12 months, Vivani has raised $30.2 million in gross proceeds. Current cash, cash equivalents and capital commitments as of March 31, 2026, are expected to fund operations through the first half of 2027.

Upcoming Anticipated Milestones

Initiation of SLIM-1, a Phase 1 study of low-dose NPM-139, Vivani’s miniature, ultra long-acting semaglutide implant under development for chronic weight management, anticipated mid-2026 and top-line results are projected by the end of 2026.

Investigational New Drug (“IND”) Application for NPM-139 to support initiation of the proposed Phase 2 dose-ranging study of this semaglutide implant planned for 2027.

Transition of Cortigent into an independent, publicly traded company. Currently, multiple approaches, including a spin-off to be registered on a Form 10 and an IPO to be registered on a Form S-1 are under consideration.

First Quarter 2026 Financial Results

Cash: During the three months ended March 31, 2026, Vivani used $6.2 million of cash in operating activities, consisting primarily of a net loss of $6.8 million, partially offset by $0.1 million from a net change in operating assets and liabilities, and non-cash items totaling $0.5 million for stock-based compensation, lease expense, and depreciation of property and equipment. Cash used for investing activities during the three months ended March 31, 2026 was $3,000 for the purchase of property and equipment. Cash provided by financing activities was $9.7 million during the three months ended March 31, 2026, primarily attributable to $2.2 million in net proceeds from a registered direct offering with a placement agent and $7.6 million in net proceeds from other securities purchase agreements with an affiliate of one of its independent directors and another investor.

Research and development expense, net of grants. Research and development expense, net of grants, during the three months ended March 31, 2026 was $4.4 million, compared to $4.2 million during the three months ended March 31, 2025. The increase of $0.2 million, or 4%, was primarily attributable to the increase in both the clinical trial related expense and development expense.

General and administrative expense, net of grants. General and administrative expense, net of grants, during the three months ended March 31, 2026 was $2.4 million, compared to $2.3 million during the three months ended March 31, 2025. The increase of $0.1 million, or 4%, was primarily attributable to an increase in professional services fees.

Other income, net. Other income, net during the three months ended March 31, 2026 was insignificant, compared to $0.3 million during the three months ended March 31, 2025. The decrease of $0.3 million was primarily attributable to lower interest income being earned on deposits and the write-off of the accumulated other comprehensive income related to foreign currency translation balance of the Neurostimulation Division’s Switzerland subsidiary effectively closed in 2025, partially offset by an increase in research and development rebates earned.

Net loss. For the foregoing reasons, Vivani had a net loss of $6.8 million during the three months ended March 31, 2026 compared to $6.3 million during the three months ended March 31, 2025.

About Vivani Medical, Inc.

Vivani is a clinical stage biopharmaceutical company that develops miniature, ultra long-acting subdermal drug implant candidates utilizing its proprietary NanoPortal™ technology, which is designed to enable reversible, ultra long-acting, near constant-rate delivery of a broad range of medicines to treat chronic diseases. Vivani is leveraging its proprietary NanoPortal™ platform, to develop biopharmaceutical implants designed to deliver drug molecules steadily over extended periods of time with the goal of guaranteeing adherence and improving patient tolerance to their medication. Vivani is developing a portfolio of GLP-1 based implants for metabolic diseases including obesity and type-2 diabetes. These NanoPortal implants are designed to provide patients with the opportunity to realize the full potential benefit of their medication by avoiding the numerous challenges associated with the daily or weekly administration of orals and injectables, including tolerability issues and loss of efficacy. Medication non-adherence occurs when patients do not take their medication as prescribed. This affects an alarming number of patients, approximately 50%, including those taking daily pills. For more information, please visit: www.vivani.com.

About Cortigent, Inc.

Cortigent, Inc., a wholly owned subsidiary of Vivani, is developing brain implant devices to help patients recover critical body functions. Its patent-protected precision neurostimulation technology platform leverages neuroscience and proprietary microelectronics to create advanced medical devices. Vivani’s predecessor, Second Sight Medical Products, previously marketed Argus® II, the first and only medical device to obtain FDA approval to treat a rare form of blindness. This innovative device has helped hundreds of profoundly blind patients to achieve meaningful visual perception. Cortigent’s next generation investigational system, the Orion® cortical stimulation system, has been designed to treat blindness caused by common conditions including glaucoma and diabetic retinopathy. Orion has an FDA Breakthrough Device designation, completed a 6-year Early Feasibility Study in 2025 with promising safety and efficacy results and is covered by an extensive intellectual property estate. Cortigent is also applying its core technology to improving recovery of arm and hand motion in patients with paralysis due to stroke. For more information and patient videos, please visit: www.cortigent.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that are used in this press release, including express or implied statements regarding Vivani’s business, products in development, including the therapeutic potential and planned development thereof (including, for example, initiation of Phase 1 study of NPM-139, announcement of topline results, and launch of Phase 2 study in the SLIM clinical program), Vivani’s plans with respect to Cortigent and its ability to spin-out Cortigent, as well as statements regarding Vivani’s technology, strategy, cash position and financial runway, among others. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Vivani’s current beliefs, expectations, and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Vivani’s control. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including, without limitation, risks related to developing subdermal implants and conducting clinical trials; risks related to the biopharmaceutical industry generally; risks related to the Cortigent spin-off, including that it will not be completed in a timely manner or at all, that conditions to spin-out will not be satisfied, risks related to the tax treatment of the spin-off, and uncertainty of whether the anticipated benefits of the spin-off can be achieved; as well as more general risks of unexpected costs or delays in conducting its business; and risks and uncertainties associated with the development and commercialization of products and product candidates that may impact or alter anticipated business plans, strategies and objectives; among others. There may be additional risks that the Company or Cortigent consider immaterial, or which are unknown. A further list and description of risks and uncertainties can be found in the Company’s most recent Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on May 13, 2026, as updated by the future filings with the SEC. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by Vivani in this press release is based only on information currently available and speak only as of the date of this press release. Vivani undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of added information, future developments or otherwise, except as required by law.

Company Contacts:

Company Contact:
Donald Dwyer
Chief Business Officer
info@vivani.com
(415) 506-8462

Investor and Media Relations Contact:
Jami Taylor
Investor and Media Relations Advisor
investors@vivani.com
(415) 506-8462

VIVANI MEDICAL, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except per share data)

	March 31,	December 31,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,749	$16,232
Receivables	12	-
R&D tax credit incentive receivable	685	654
Prepaid expenses and other current assets	1,102	1,012
Total current assets	21,548	17,898
Property and equipment, net	2,752	2,879
Operating lease right-of-use assets, net	16,616	17,230
Restricted cash	1,338	1,338
Deposits and other assets	99	48
TOTAL ASSETS	$42,353	$39,393
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,465	$1,032
Accrued expenses	1,504	1,736
Litigation accrual	1,675	1,675
Accrued compensation expense	349	365
Lease liability, current portion	1,782	1,794
Total current liabilities	6,775	6,602
Lease liability, noncurrent portion	16,493	17,061
TOTAL LIABILITIES	23,268	23,663
Commitments and contingencies (Note 12)
Stockholders’ equity:
Common stock, par value $0.0001 per share; 300,000 shares authorized; shares issued and outstanding: 84,648 and 76,428 at March 31, 2026 and December 31, 2025, respectively	8	8
Additional paid-in capital	174,358	164,225
Accumulated other comprehensive income	32	30
Accumulated deficit	(155,313)	(148,533)
TOTAL STOCKHOLDERS' EQUITY	19,085	15,730
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$42,353	$39,393

VIVANI MEDICAL, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development, net of grants	$4,390	$4,217
General and administrative, net of grants	2,427	2,340
Total operating expenses	6,817	6,557
Loss from operations	(6,817)	(6,557)
Other income, net	37	255
Net loss	$(6,780)	$(6,302)
Net loss per common share - basic and diluted	$(0.08)	$(0.11)
Weighted average common shares outstanding - basic and diluted	81,269	59,236